Exhibit 10 (i)

                           EMPLOYMENT AGREEMENT

                              By and Between

                          EVERGREEN BANCORP, INC.

                                    and

                             GEORGE W. DOUGAN

TABLE OF CONTENTS

                                                      Page

BACKGROUND                                            2
1.  Employment and Duties                             2
2.  Term                                              3
3.  Extent of Service                                 3
4.  Compensation                                      5
    a. Base Compensation                              5
    b. Stock Options                                  6
5.  Executive Benefits                                7
6.  Automobile Allowance                              8
7.  Termination by the Company                        8
    a. Death or Disability                            8
    b. Termination for Cause                          9
    c. Termination by Notice                         10
8.  Termination by the Executive                     11
    a. Termination with Good Reason                  11
    b. Termination without Good Reason               12
9.  Effect of Termination                            12
10. Covenant Not to Compete                          13
    a. Covenant                                      13
    b. Change of Control                             13
    c. Injunctive Relief                             13
    d. Enforceability of Covenant                    14
11. Covenant Not to Solicit                          14
    a. Special Value of Executive's Services         14
    b. Non-Solicitation of Customers                 15
    c. Change of Control                             15
    d. Injunctive Relief                             15
    e. Enforceability of Covenant                    16
12. Nondisclosure of Confidential Information        16
    a. Confidential Information Defined              16
    b. Nondisclosure of Confidential Information     16
    c. Injunctive Relief                             17
    d. Enforceability of Covenants                   17
13. Change in Control                                17
    a. Applicability                                 17
    b. Definitions                                   18
    c. Benefits upon Termination of Employment
    Following a Change in Control                    23
       i.  Termination                               23
       ii. Benefits to be Provided                   24
       A.  Salary                                    24
       B.  Bonuses                                   25
       C. Health and Life Insurance Coverage         25
       D. Executive Retirement Plans                 26
       E. Effect of Lump Sum Payment                 26
       F. Effect of Death or Retirement              27
       G. Limitation on Amount                       27
       H. Modification of Amount                     28
       I. Avoidance of Penalty Taxes                 28
       J. Additional Limitation                      28
       K. Rabbi Trust                                28
14. Regulatory Intervention                          29
15. Indemnification                                  31
16. Litigation Expenses                              32
17. Miscellaneous                                    32
    a. Waiver                                        32
    b. Severability                                  33
    c. Assignability                                 33
    d. Other Agents                                  33
    e. Entire Agreement                              33
    f. Governing Law                                 34
    g. Notices                                       34
    h. Amendments and Modifications                  34

EMPLOYMENT AGREEMENT

     This Employment Agreement ("Agreement"), dated December 19, 1996, becoming effective on the 7th day of March, 1997, is made by and between EVERGREEN BANCORP, INC. (hereinafter the "Company" and GEORGE W. DOUGAN (hereinafter "Executive"):

                            W I T N E S S E T H:

     WHEREAS, Company and Executive entered into an Employment Agreement the 7th day of February, 1994 which Agreement remains in full force and effect and which Agreement has a term of 3 years and has a normal expiration date of March 6, 1997, and

     WHEREAS, Company has been eminently satisfied with the services of Executive and,

     WHEREAS, are willing to enter into a new Employment Agreement to become effective the 7th day of March, 1997 under the terms and conditions set forth below,

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereby mutually agree as follows:

BACKGROUND

     Executive has indicated to the Company that he desires to enter into a new Employment Agreement with the Company that spells out the terms and conditions of his employment with the Company. The Company considers the establishment and maintenance of sound and vital management with a Chief Executive Officer to be essential to protecting and enhancing the best interests of the Company and its shareholders and accordingly, believes that appropriate steps should be taken to avoid distraction in circumstances arising from the possibility of a change in control of the Company. Therefore, the Company is willing to engage Executive and Executive is willing to serve the Company in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. Employment and Duties. Executive will be employed as President and Chief Executive Officer of the Company. Executive's primary duties shall be those of President and Chief Executive Officer and such duties as may be assigned to him from time to time by the Board of Directors of the Company.

     2. Term. The term of this Agreement shall commence on March 7, 1997, and shall continue until March 6, 2000, (the Original Term) unless earlier terminated as provided in Sections 7 or 8 of this Agreement.
     Provided that this Agreement shall be in full force and effect on March 7, 1999, without breach by Executive, this Agreement shall (without the need of any other signed writing) be extended for a period of one additional year, i.e., until March 6, 2001; and each March 7th after March 7, 1999, with the same proviso, this Agreement shall be similarly extended for a period of one additional year, unless either party gives written notice to the other no later than December 1 of the preceding year that the giver of notice does not elect to extend the term. No further extensions shall occur to extend this contact beyond the year in which Executive attains the age of 65, to wit: 2004.

     3. Extent of Service. (a) During the term of this Agreement, Executive agrees to be a full-time executive officer of the Company and to devote his time, energy, and skill to the business of the Company and to the fulfillment of his obligations under this Agreement. During the term of this Agreement, Executive shall not engage in, or otherwise be interested in, directly or indirectly, any other business or activity that is in competition with the Company or that would result in a conflict of interest with the Company (unless such activity is approved by the Board of Directors), or that would materially affect Executive's ability to perform his duties as set forth in or contemplated by this Agreement. Executive's responsibilities for managing the Company shall be in accordance with the policies and objectives established by the Board of Directors, or in such other capacity involving duties and responsibilities at least equal in importance to those of a chief executive officer as the Board of Directors may from time to time determine. In any such capacity, Executive will report directly to the Company's Board of Directors. Executive will have the authorities, powers, functions, duties and responsibilities normally accorded to chief executive officers of comparable size bank holding companies.

     (b) Notwithstanding anything to the contrary contained in the provisions of Subsection 3(a) hereof, nothing in this Agreement shall preclude Executive from; (i) devoting reasonable periods of time to charitable and community activities, and from managing his personal or family investments, and (ii) serving on the Board of Directors of For-Profit or Not-For-Profit corporations or other forms of such entities, provided that the same does not result in a conflict of interest with the Company (unless such activity is approved by the Board of Directors), would conflict with any law, regulation or advice from examiners having jurisdiction over the Company's business, or would materially affect Executive's ability to perform his duties as set forth in or contemplated by this Agreement.

     (c) The members of the Board of Directors of the Company shall nominate and use their best efforts to secure the election of Executive as a director of the Company.

     (d) Executive shall not be required to perform his duties hereunder for more than sixty (60) working days in any calendar year, or for more than fourteen (14) consecutive days at any one time, at any office located in any other place than Glens Falls, New York.

     4.  Compensation.

     (a) Base Compensation. During the term of this Agreement, the Company agrees to pay Executive an annual base compensation of Three Hundred Seventeen Thousand Five Hundred Dollars ($317,500) (the "Base Compensation"), that sum being Executive's Base Compensation for the year 1996, less normal withholdings, payable in equal monthly or more frequent installments as are customary under the Company's payroll practices from time to time. The Company's Board of Directors shall review Executive's Base Compensation annually and in its sole discretion may adjust Executive's Base Compensation from year to year, but during the term of this Agreement the Board may not decrease Executive's Base Compensation below $317,500, Executive's Base Compensation for the year 1996, and periodic increases, once granted, shall not be subject to revocation during the term of this Agreement. The annual review of Executive's salary by the Board will consider, among other things, changes in the cost of living, Executive's own performance and the Company's performance. Any action or review by the Board may be delegated to the Compensation Committee thereof.

     (b) Stock Options. (i) Under the terms of the Employment Agreement of February 7, 1994 and as further compensation for the services of Executive hereunder, and provided Executive shall still be employed by the Company, the Company granted to Executive nonqualified stock options on the dates and upon the terms indicated below.

Dates of            Number of          Dates
Grant               Options            Exercisable

March 8, 1997       20,000             100% on March 7, 1998
March 8, 1998       20,000             100% on March 7, 1999

(ii) The Company has caused 40,000 shares to be available for the 1997 and 1998 option grants indicated above. (Note: The 1994 Agreement provided for two 10,000 share options to be granted on March 8, 1997 and March 8, 1998 respectively. The Board of Directors authorized a 100% stock dividend in late 1996 and that action necessitated adjusting the number of share options as reflected above.)

(iii) Each option to purchase shares of the Company's common stock granted to Executive as described in Subsection 4(b) hereof shall contain the following provision, to the extent permitted under the 1995 Plan:

      In the event that the Executive's employment with the Company is terminated pursuant to paragraph 7(c) of this Employment Agreement dated as of March 7, 1997, between the Executive and the Company (the "Employment Agreement"), then this Option shall immediately become exercisable in full.

     5. Executive Benefits. During the term of this Agreement, Executive shall be entitled to participate in all executive benefit plans including, but not limited to, the Company's Annual Short Term and Long Term Executive Incentive Plans, and to receive all of the fringe benefits which are generally available or provided to executive officers of the Company, which benefits shall include, for Executive, but not limited to, six weeks vacation in each calendar year, an office and a secretary.

     6. Automobile Allowance. During the term of this Agreement, the Company will assume the lease payments currently being paid by Executive on the Acura Legend which he now drives. Upon expiration of such lease, the Company will for the remainder of the term of this Agreement, if any, provide Executive with an automobile allowance sufficient to cover the lease or purchase payments in an amount of not more than $850 per month. Company will procure and maintain liability, collision and comprehensive insurance on such vehicle providing coverage equal to or better than as exists currently.

     7.  Termination by the Company.

     (a) Death or Disability. In the event of Executive's death or disability (as defined below), this Agreement shall terminate immediately and the Company shall be obligated only to pay compensation or other benefits actually earned or accrued through such date, without prejudice to any other rights or benefits that Executive is entitled to as a consequence thereof. "Disability" means Executive's probable and expected inability as a result of physical or mental incapacity to substantially perform his duties for the Company on a full-time basis for a period of six (6) months. The determination of whether Executive suffers a Disability shall be made by a physician acceptable to both Executive (or his personal representative) and the Company.

     (b) Termination for Cause. The Company may terminate this Agreement and Executive's employment hereunder immediately for (i) any intentional acts or conduct by Executive involving moral turpitude; (ii) any gross negligence by Executive in complying with the terms of this Agreement or in performing his duties for the Company; (iii) any intentional act of dishonesty in the performance of his duties for the Company; (iv) deliberate and intentional refusal by Executive during the term of this Agreement, other than by reason of incapacity due to illness or accident, to obey lawful directives from the Board of Directors, or if Executive shall have breached any obligation under this Agreement and such breach of this Agreement shall result in a demonstrable, material injury to the Company, and Executive shall have failed to remedy such alleged breach within thirty (30) days from his receipt of written notice from the Secretary of the Company demanding that he remedy such alleged breach. For any claimed violation of this Subsection 7(b) there shall be delivered to Executive a certified copy of a resolution of the Board of Directors of the Company adopted by the affirmative vote of not less than that number of directors equal to two-thirds of the entire membership, whether or not present, at a meeting called and held for that purpose and at which Executive was given an opportunity to be heard, finding that Executive was responsible for the conduct set forth above. In the event of a termination pursuant to this Subsection 7(b), Executive will not be entitled to any further benefits or compensation under this Agreement except for compensation or benefits actually earned or accrued through the date of termination.

     (c) Termination by Notice. The Company shall have the additional right to terminate this Agreement and Executive's employment without cause by giving Executive written notice of termination. Such termination will be effective immediately upon receipt of notice by Executive or on such other date as is stated in the notice. In the event of a termination pursuant to this Subsection 7(c), Executive will be entitled only to (i) continuation of his Base Compensation under this Agreement for the remainder of the original (or any extended) term of this Agreement with a minimum period of eighteen (18) months severance benefit equal to (x) Executive's level of Base Compensation at the time of dismissal and (y) the continuation of related health, pension and other fringe benefits for a period of eighteen (18) months following termination. The Company's obligation under the provision in the preceding sentence shall not duplicate any payments otherwise required by Subsection 7(c).

     8.  Termination by the Executive.

     (a) Termination With Good Reason. Executive may terminate his employment if he determines, in good faith, that there has been a significant reduction in the authorities, powers, functions, duties or responsibilities assigned to him pursuant to Section 3, or because of any other material breach by the Company of the terms hereof. In the event of any such alleged breach, Executive shall specify by written notice, within a reasonable time not to exceed, except in the case of a continuing breach, thirty (30) days after the event giving rise to the notice, to the Company of the breach relied on for such termination. The Company shall have thirty (30) days from the receipt of such notice to cure such alleged breach. If Executive remains unsatisfied that the action taken by the Company cures the alleged breach the matter shall be determined by binding arbitration through an arbitrator approved by the American Arbitration Association or other arbitrator mutually acceptable to the parties. If the arbitrator determines that there was a breach and that it was not adequately cured within the time permitted, then Executive's employment hereunder shall be deemed terminated upon written notice to that effect given to the Company by Executive, and Executive shall thereupon be entitled to the benefits and remedies specified in Subsection 7(c) of this Agreement.

     (b) Termination Without Good Reason. In addition, Executive may terminate his employment without good reason at any time by giving thirty
(30) days notice in writing. At the end of such notice period the Company will not owe Executive any compensation or benefits except as required by law or pursuant to the terms of Company's benefit plans applicable to all of Company's regular employees.

     9. Effect of Termination. Notwithstanding any other provision of this Agreement, Executive agrees that upon termination of this Agreement pursuant to Section 7 hereof, he shall continue to be bound by the terms of Sections 10, 11 and 12 hereof.

     10. Covenant Not to Compete. (a) Covenant. For a period of two (2) years following the expiration or termination of this Agreement for any reason, Executive shall not serve as an executive officer or director of a depository financial institution (including any holding company thereof) that is not an affiliate of the Company and that is located or has an office within a 50-mile radius of Glens Falls, New York.

     (b) Change of Control. The Covenant Not to Compete shall not be enforceable against the Executive in the event that either the Executive is terminated by the Company, other than for Cause, following a Change in Control or the Executive terminates his employment pursuant to Involuntary Termination following a Change in Control, all as provided or defined in
Section 13 hereof.

     (c) Injunctive Relief. Executive acknowledges that through his employment with the Company he has and will have access to valuable confidential information of the Company as well as the opportunity to build good will among the Company's customer base and those of its subsidiary banks. Executive acknowledges that the covenant not to compete is a reasonable means of protecting and preserving the Company's investment in Executive, its confidential information and customer good will. Executive agrees that any breach of this covenant may result in irreparable damage and injury to the Company, and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

     (d) Enforceability of Covenant. Executive and the Company agree that Executive's obligations under the covenant not to compete is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant not to compete.

     11. Covenant Not to Solicit.

     (a) Special Value of Executive's Services.  The parties acknowledge:
(i) that the Company is engaged in the business of banking throughout the northern part of the State of New York; (ii) that Executive's services under this Agreement require special expertise and talent in the area of management in the aforementioned business, (iii) that such expertise has been built up over the years; (iv) that Executive has been well compensated and will continue to be well compensated under this Agreement for the expertise and knowledge which he possesses; and (v) that due to Executive's special experience and talent, the loss of Executive's services to the Company under this Agreement cannot be reasonably or adequately compensated by damages in an action at law.

     (b) Non-Solicitation of Customers. For a period of two (2) years following the expiration or termination of this Agreement for any reason, Executive shall not attempt to solicit or accept, directly or by assisting others, any business from the customers or prospective customers of the Company [or its subsidiary banks] whom Executive has served or solicited on behalf of the Company during the course of his employment hereunder.

     (c) Change of Control. The Covenant Not to Solicit shall not be enforceable against the Executive in the event that either the Executive is terminated by the Company, other than for Cause, following a Change in Control or the Executive terminates his employment pursuant to Involuntary Termination following a Change in Control, all as provided or defined in
Section 13 hereof.

     (d) Injunctive Relief. Executive acknowledges that the covenant not to solicit is a reasonable means of protecting and preserving the Company's investment in Executive. Executive agrees that any breach of this covenant may result in irreparable damage and injury to the Company, and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

     (e) Enforceability of Covenant. Executive and the Company agree that Executive's obligations under the covenant not to solicit is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of this covenant not to solicit.

     12. Nondisclosure of Confidential Information.

     (a) Confidential Information Defined. As used in this Agreement, the term "Confidential Information" shall mean all information that is not generally disclosed or known to persons not employed by the Company, and shall include, without limitation, any customer lists or customer account information of the Company and any non-public matters concerning the financial affairs and management of the Company.

     (b) Nondisclosure of Confidential Information. Throughout the term of this Agreement and any renewal periods hereunder, and for a period of two (2) years following the expiration or termination of this Agreement, Executive shall not, either directly or indirectly, transmit or disclose any Confidential Information to any person, concern or entity.

     (c) Injunctive Relief. Executive acknowledges that the nondisclosure covenant is a reasonable means of protecting and preserving the Company's interests in the confidentiality of the Confidential Information. Executive agrees that any breach of such covenant may result in irreparable damage and injury to the Company and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

     (d) Enforceability of Covenants. Executive and the Company agree that Executive's obligations under the nondisclosure covenant is separate and distinct from other provisions of this Agreement, and the failure or alleged failure of the Company to perform its obligations under any provisions of this Agreement shall not constitute a defense to the enforceability of the nondisclosure covenant.

     13. Change in Control.

     (a) Applicability. The provisions of this Section 13 shall be effective immediately upon execution of this Agreement, but anything in this Agreement to the contrary notwithstanding, the provisions of this
Section 13 shall not be operative unless, during the term of this Agreement, there has been a Change in Control of the Company, as defined in Subsection 13(b) below. Upon such a Change in Control of the Company during the term of this Agreement, all of the provisions of this Section 13 shall become operative immediately.

     (b) Definitions. "Board" or "Board of Directors" means the Board of Directors of the Company.

     "Cause" means, for purposes of this Section 13 only, either

     (i) any act that constitutes, on the part of Executive, (A) fraud, dishonesty, a felony or gross malfeasance of duty, and (B) that directly results in a demonstrable, material injury to the Company; or

     (ii) conduct by Executive in his office with the Company that is grossly inappropriate and demonstrably likely the lead to a demonstrable, material injury to the Company, as determined by the affirmative vote of not less than that number of directors equal to two thirds of the entire membership of the Board, whether or not present, acting reasonably in good faith; provided, however, that in the case of (ii) above, such conduct shall not constitute Cause unless the Board shall have delivered to Executive notice setting forth with specificity (A) the conduct deemed to qualify as Cause, (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which Executive may take such remedial action, and Executive shall not have taken such specified remedial action within such specified reasonable time. It is expressly understood that Executive's attention to matters not directly related to the business of the Company, but consistent with the terms of this Agreement, shall not provide a basis for termination for Cause.

     "Change of Control" means: An event of the nature that:

     (i) Would be required to be reported in response to Item 1(a) of the current report on Form F-3, as in effect on the date hereof, pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 (henceforth the "Exchange Act"); or

     (ii) Results in a Change in Control of the Bank within the meaning of the Change in Bank Control Act, as amended, and the Rules and Regulations promulgated by the Federal Deposit Insurance Company (henceforth the "FDIC") at 12 C.F.R. Section 303.4(a) as in effect on the date hereof; or

     (iii) Without limitation such a Change in Control shall be deemed to have occurred at such time as:

     (A) Any "person" (as the term is used in Section 13(d) and 14(d) of the Exchange Act), or group of persons acting in concert, is or becomes the beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of any class of equity securities of the Bank representing 25% or more of a class of equity securities except for any securities purchased by the Bank's employee stock ownership plan and trust; or

     (B) Individuals who constitute the Board on the date hereof (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Bank's shareholders was approved by the same Committee serving under an Incumbent Board, shall be, for purposes of this clause (B) considered as though he were a member of the Incumbent Board; or

     (C) A plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Bank or similar transaction occurs in which the Bank is not the resulting entity; or

     (D) A proxy statement shall be distributed soliciting proxies from stockholders of the Bank, by someone other than the current management of the Bank, seeking stockholder approval of a plan or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to such plan or transaction are exchanged for or converted into cash or property or securities not issued by the Bank; or

     (E) A tender offer is made for 25% or more of the voting securities of the Bank then outstanding.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Compensation Committee" means the Human Resources and Nominating Committee of the Board of Directors, or any successor committee.

     "Disability" shall have the meaning assigned such term in Subsection 7(a) of this Agreement.

     "Excess Severance Payment" shall have the same meaning as the term "excess parachute payment" defined in Section 280G(b)(l) of the Code.

     "Involuntary Termination" means termination of Executive's employment by Executive following a Change in Control which, in the reasonable judgment of Executive, is due to (i) a change of Executive's responsibilities, position (including title, reporting relationships or working conditions), authority or duties(including changes resulting from the assignment to Executive of any duties inconsistent with his positions, duties or responsibilities as in effect immediately prior to the Change in Control); or (ii) a reduction in Executive's compensation or benefits as in effect immediately prior to the Change in Control, or (iii) a forced relocation of Executive outside the Glens Falls, New York metropolitan area or significant increase in Executive's travel requirements. Involuntary Termination does not include retirement (including early retirement) within the meaning of the Company's retirement plan, or death or Disability of Executive.

     "Present Value" shall have the same meaning as provided in Section 280G(d)(4) of the Code.

     "Severance Payment" shall have the same meaning as the term
"parachute payment" defined in Section 280GCb)(2) of the Code.

     "Reasonable Compensation" shall have the same meaning as provided in
Section 280G(b)(4) of the Code.

     (c) Benefits upon Termination of Employment Following a Change in
Control.

     (i) Termination. Executive shall be entitled to, and the Company shall pay or provide to Executive, the benefits described in Subsection 13(c)(ii) below if a Change in Control occurs during the term of this Agreement and Executive's employment is terminated within two (2) years following the Change in Control, either:

     (A) by the Company (other than for Cause or by reason of Executive's death or Disability) or

     (B) by Executive pursuant to Involuntary Termination; provided, however, that if:

     (x) during the term of this Agreement there is a public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control or the Board receives and decides to explore an expression of interest with respect to a transaction which, if consuitunated, would lead to a Change in Control (either transaction being referred to herein as the "Proposed Transaction"); and

     (y) Executive's employment is thereafter terminated by the Company other than for Cause or by reason of Executive's death or Disability; and

     (z) the Proposed Transaction is consummated within one year after the date of termination of Executive's employment, then, for the purposes of this Agreement, a Change in Control shall be deemed to have occurred during the term of this Agreement and the termination of Executive's employment shall be deemed to have occurred within two (2) years following a Change in Control.

     (ii) Benefits to be Provided. If Executive becomes eligible for benefits under Subsection 13(c)(i) above, the Company shall pay or provide to Executive the benefits set forth in this Subsection 13(c)(ii).

     (A) Salary. Executive will continue to receive his current Base Compensation (subject to withholding of all applicable taxes and any amounts referred to in (C) below) for a period of thirty-six (36) months from his date of termination in the same manner as it was being paid as of the date of termination; provided, however, that the salary payments provided for hereunder shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after his termination of employment; provided further, that the amount of such lump sum payment shall be determined by taking the salary payments to be made and discounting them to their Present Value. For purposes hereof, Executive's Base Compensation shall be the highest rate in effect during the six-month period prior to Executive's termination.

     (B) Bonuses. Executive shall receive bonus payments from the Company for the thirty-six (36) months following the month in which his employment is terminated in an amount for each such month equal to one-twelfth of the average of the bonuses paid to him for the two calendar years immediately preceding the year in which such termination occurs. Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision. The bonus amounts determined herein shall be paid in a single lump sum payment, to be paid not later than thirty (30) days after termination of employment; provided, that the amount of such lump sum payment shall be determined by taking the bonus payments (as of the payment date) to be made and discounting them to their Present Value.

     (C) Health and Life Insurance Coverage. The health and life insurance benefits coverage provided to Executive at his date of termination shall be continued at the same level and in the same manner as if his employment had not terminated (subject to the customary changes in such coverage's if Executive retires, reaches age 65 or similar events), beginning on the date of such termination and ending on the date thirty-six (36} months from the date of such termination. Any additional coverage's Executive had at termination, including dependent coverage, will also continued for such period at the same level and on the same terms as provided to Executive immediately prior to his termination, to the extent permitted by the applicable policies or contracts and with such reasonable increases as applicable to other participants for the same or similar coverage. Any costs Executive was paying for such coverage's at the time of termination (plus reasonable increases as applicable to other participants for the same or similar coverage) shall be paid by Executive by separate check payable to the Company each month in advance. If the terms of any benefit plan referred to in this Subsection do not permit continued participation by Executive, then the Company will arrange for other coverage, at its expense, providing substantially similar benefits as it can find for other officers in similar position.

     (D) Executive Retirement Plans. To the extent permitted by the applicable plan, Executive will be fully vested in and will be entitled to continue to participate, consistent with past practices, in all Executive retirement plans, including the Supplemental Chief Executive Retirement Plan, maintained by the Company in effect as of his date of termination.

     (E) Effect of Lump Sum Payment.  The lump sum payment under (A) or
(B) above shall not alter the amounts Executive is entitled to receive under the benefit plans described in (C) and (D) above. Benefits under such plans shall be determined as if Executive had remained employed and received such payments over a period of thirty-six (36) months.

     (F) Effect of Death or Retirement. The benefits payable or to be provided under this Agreement shall cease in the event of Executive's death or election to commence retirement benefits under the Company's retirement plan.

     (G) Limitation on Amount. Notwithstanding anything in this Agreement to the contrary, any benefits payable or to be provided to Executive by the Company or its affiliates, whether pursuant to this Agreement or otherwise, which are treated as Severance Payments shall be modified or reduced in the manner provided in (H) below to the extent necessary so that the benefits payable or to be provided to Executive under this Agreement that are treated as Severance Payments, as well as any payments or benefits provided outside of this Agreement that are so treated, shall not cause the Company to have paid an Excess Severance Payment. In computing such amount, the parties shall take into account all provisions of Internal Revenue Code Section 280G, including making appropriate adjustments to such calculation for amounts established to be Reasonable Compensation.

     (H) Modification of Amount. In the event that the amount of any Severance Payments that would be payable to or for the benefit of Executive under this Agreement must be modified or reduced to comply with this Subsection 13(c)(ii), Executive shall direct which Severance Payments are to be modified or reduced; provided, however, that no increase in the amount of any payment or change in the timing of the payment shall be made without the consent of the Company.

     (I) Avoidance of Penalty Taxes. This Subsection 13(c)(ii) shall be interpreted so as to avoid the imposition of excise taxes on Executive under Section 4999 of the Code or the disallowance of a deduction to the Company pursuant to Section 280G(a) of the Code with respect to amounts payable under this Agreement or otherwise.

     (J) Additional Limitation. In addition to the limits otherwise provided in this Subsection 13(c)(ii), to the extent permitted by law, Executive may in his sole discretion elect to reduce any payments he may be eligible to receive under this Agreement to prevent the imposition of excise taxes on Executive under Section 4999 of the Code.

     (K) Rabbi Trust. In order to fund the Company's obligations under this Section 13, the Company agrees to create a rabbi trust (in a form mutually acceptable to the Company and Executive) with an independent trustee and to fund such trust prior to the effective date of a Change in Control. Except to the extent of funds available under such rabbi trust, the agreement of the Company (or its successor) to make payments to Executive hereunder shall represent solely the unsecured Obligation of the Company (and its successor).

     14. Regulatory Intervention. Notwithstanding any term of this Agreement to the contrary, this Agreement is subject to the following terms and conditions:

     (a) The Company's obligations to provide compensation or other benefits to Executive under this Agreement may be suspended if the Company has been served with a notice of charges by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Company to cease making payments required hereunder; provided, however, that

     (i) The Company shall seek in good faith with its best efforts to oppose such notice of charges as to which there are reasonable defenses;

     (ii) In the event the notice of charges is dismissed or otherwise resolved in a manner that will permit the Company to resume its obligations to provide compensation or other benefits hereunder, the Company shall immediately resume such payments and shall also pay Executive the compensation withheld while the contract obligations were suspended, except to the extent precluded by such notice; and

     (iii) During the period of suspension, the vested rights of the contracting parties shall not be affected, except to the extent precluded by such notice.

     (b) The Company's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated to the extent a final order has been entered by the appropriate federal banking agency under provisions of Section 8 of the Federal Deposit Insurance Act (12 U.S.C. 1818) directing the Company not to make the payments required hereunder; provided, however, that the vested rights of the contracting parties shall not be affected by such order, except to the extent precluded by such order.

     (c) The Company's obligations to provide compensation or other benefits to Executive under this Agreement shall be terminated or limited to the extent required by the provisions of any final regulation or order of the Federal Deposit Insurance Corporation promulgated under Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) limiting or prohibiting any "golden parachute payment" as defined therein, but only to the extent that the compensation or payments to be provided under this Agreement are so prohibited or limited.

     (d) Notwithstanding the foregoing, the Company shall not be required to make any payments under this Agreement prohibited by law.

     15. Indemnification. The Company will indemnify Executive (and his legal representatives or other successors) to the fullest extent permitted (including payment of expenses in advance of final disposition of a proceeding) by the laws of the State of New York, as in effect at the time of the subject act or omission, or the Restated Certificate of Incorporation and Bylaws of the Company, as in effect at such time or on the effective date of this Agreement, whichever affords or afforded greater protection to Executive, and Executive shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers, against all costs, charges and expenses whatsoever incurred or sustained by him or his legal representatives at the time such costs, charges and expenses are incurred or sustained, in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company or any subsidiary, or his serving or having served any other enterprise as a director, officer or employee at the request of the Company.

     16. Litigation Expenses. In the event of any litigation, arbitration or other proceeding between the Company and Executive with respect to the subject matter of this Agreement or the enforcement of his rights hereunder, the Company shall reimburse Executive, but only if he is substantially successful in such proceeding, for all of his reasonable costs and expenses relating to such litigation, arbitration or other proceeding, including, without limitation, his reasonable attorneys' fees and expenses. In no event shall Executive be required to reimburse the Company for any of the costs and expenses relating to such litigation, arbitration or other proceeding.

     17. Miscellaneous

     (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

     (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

     (c) Assignability. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills of Executive, and agree that this Agreement may not be assigned or transferred by Executive, in whole or in part, without the prior written consent of the Company. Any business entity succeeding to all or substantially all of the business of the Company by purchase, merger, consolidation, sale of assets or otherwise, shall be bound by this Agreement.

     (d) Other Agents. Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to the Company.

     (e) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreements or understandings between the parties with respect to such subject matter.

     (f) Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

     (g) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or seven days after mailing if mailed, first class, certified mail, postage prepaid:

To the Company:              Evergreen Bancorp, Inc.
                             237 Glen Street
                             Glens Falls, New York 12801
                             Attention: Secretary

To Executive:                Mr. George W. Dougan
                             237 Glen Street
                             Glens Falls, New York 12801

     Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

     (h) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which make specific reference to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

                             EVERGREEN BANCORP, INC.

                             By:/S/ Robert Flacke
                             Title:Chairman, Human Resource
                             and Nominating Committee

Attest:

By:/S/Anthony J. Koenig
Title:Executive Vice President
(CORPORATION SEAL)

                             /S/ George W. Dougan
                             George W. Dougan
B:1DOU-A,15